Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-187116 and Form S-8 No. 333-186228) pertaining to the Era Group Inc. 2013 Employee Stock Purchase and the Era Group Inc. 2012 Share Incentive Plan, respectively, of our report dated March 21, 2014 with respect to the consolidated financial statements of Era Group Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Houston, Texas
March 21, 2014